As filed with the Securities and Exchange Commission on December 22, 1997

                           Registration No. 33-05918


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                              -------------------


                        POST-EFFECTIVE AMENDMENT NO. 1

                                      TO

                                   FORM S-8
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933


                         INTELECT COMMUNICATIONS, INC.
            (Exact name of Registrant as specified in its charter)


      DELAWARE                                             76-0471342
 (State or other jurisdiction                         (I.R.S. Employer
of incorporation or organization)                     Identification No.)


                             1100 EXECUTIVE DRIVE
                            RICHARDSON, TEXAS 75081
                                (972) 367-2100
                  (Address, including zip code, and telephone
                 number, including area code, or Registrant's
                         principal executive offices)

         INTELECT COMMUNICATIONS, INC. 1986 EMPLOYEE STOCK OPTION PLAN

                           (Full title of the plan)
                                  ----------

                              HERMAN M. FRIETSCH
                      Chairman and Chief Executive Officer
                          INTELECT COMMUNICATIONS, INC.
                             1100 Executive Drive
                            Richardson, Texas 75081
                    (Name and address of agent for service)
                                (972) 367-2100
         (Telephone number, including area code, of agent for service)
                                  ----------

                         Copies of correspondence to:
                             RYAN & SUDAN, L.L.P.
                        Two Houston Center, Suite 3900
                             Houston, Texas 77010
                           Attn:  Robert C. Beasley

Pursuant to Rule 414 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement is hereby expressly adopted by the registrant as the successor to Intelect Communications Systems Limited, a Bermuda company ("Intelect (Bermuda)" or "Predecessor"), as its own registration statement for all purposes under the Securities Act and under the Securities Exchange Act of 1934, as amended (the "Exchange Act").


                        CALCULATION OF REGISTRATION FEE

No additional registration fee is due because no additional shares are being registered.

                                  INTRODUCTION

      Intelect Communications, Inc. (the "Company" or the "Registrant") was incorporated in Delaware on May 23, 1995. The Company's predecessor, Intelect Communications Systems Limited ("Intelect (Bermuda)") was incorporated under the laws of Bermuda in April 1980 and operated under the name Coastal International, Ltd. until September 1985 and as Challenger International Ltd. until December 1995. On December 4, 1997, the shareholders of Intelect (Bermuda) approved a proposal, the principal effect of which is to change the domicile of Intelect (Bermuda) so that it will be a publicly traded U.S.-domiciled, Delaware corporation (the "Reorganization"). The Reorganization was effected pursuant to an Agreement and Plan of Merger by and among Intelect (Bermuda), Intelect Communications, Inc., a Delaware corporation which was wholly owned by Intelect (Bermuda) prior to the merger, and Intelect Merger Co., a Delaware corporation which was wholly owned by Intelect Communications, Inc. prior to the merger ("Intelect Merger Co."). As a result of the merger, Intelect Merger Co. was merged into Intelect (Bermuda), and each share of Intelect (Bermuda) was automatically converted into the right to receive one share of Intelect Communications, Inc. The effect of the Reorganization is that the shareholders of Intelect (Bermuda) have become shareholders of Intelect Communications, Inc., with Intelect Communications, Inc. becoming the publicly traded company, and with Intelect Communications, Inc. replacing Intelect (Bermuda) as the holding company for Intelect (Bermuda) and its subsidiaries. The merger was effected on December 4, 1997. This Amendment to Registration Statement No. 33-05918 is being filed pursuant to Rule 414(d) under the Securities Act of 1933, as amended, in order to effectuate the adoption of such Registration Statement by Intelect Communications, Inc. as the successor issuer to Intelect (Bermuda). This Registration Statement shall hereafter be deemed to relate to that number of shares of Intelect Communications, Inc.'s Common Stock, $.01 value per share to which the Registration Statement of Intelect (Bermuda) originally related.

                                    PART I

               INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1.     Plan Information

Not required to be filed as part of this Registration Statement pursuant to Note to Part 1 of Form S-8.

Item 2.     Registrant Information and Employee Plan Annual Information

Not required to be filed as part of this Registration Statement pursuant to Note to Part 1 of Form S-8.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Certain Documents by Reference.

      The following documents filed by the Company's predecessor, Intelect (Bermuda), with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

      1. Annual Report on Form 10-K filed on April 15, 1997 and the Form 10-K/A filed on April 30, 1997;

      2. Quarterly Reports on Forms 10-Q filed on May 15, 1997, August 14, 1997, and November 13, 1997;

      3.    Current Report on Form 8-K filed on March 27, 1997;

      4.    Current Report on Form 8-K filed on May 8, 1997;

      5.    Current Report on Form 8-K filed on August 20, 1997; and

      6.    Current Report on Form 8-K filed on November 5, 1997.

      The report of KPMG Peat Marwick on the aforementioned consolidated financial statements contained in the Annual Report on Form 10-K filed on April 15, 1997, contains an explanatory paragraph that states that Intelect

(Bermuda) has suffered recurring losses from continuing operations and is dependent upon the successful development and commercialization of its products and its ability to secure adequate sources of capital until Intelect (Bermuda) is operating profitably. These matters raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

      The following documents of the Company filed with the Commission are incorporated herein by reference:

      1. Registration Statement of the Company filed with the Commission on Form S-4 declared effective October 30, 1997, containing a description of the Company's Common Shares; and

      2.    Current Report on Form 8-K filed December 5, 1997.

      All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents.

Item 4.     Description of Securities.

      Not applicable.

Item 5.     Interests of Named Experts and Counsel.

      Not applicable.

Item 6.     Indemnification of Directors and Officers.

      Article VII of the Registrant's Certificate of Incorporation provides that if Delaware law is amended hereafter to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by Delaware law as so amended. Any amendment, repeal or modification of Article VII of the Registrant's Certificate of Incorporation shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such amendment, repeal or modification.

      Article XI of the Registrant's By-Laws provides that the Registrant (i) shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant) by reason of the fact that he or she is or was a director or an officer of the Registrant, or is or was serving at the request of the Registrant as a director or an officer of another corporation, partnership, joint venture, trust or other enterprise, to the full extent authorized or permitted by law, as now or hereafter in effect, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, and (ii) may indemnify, if the Board of Directors determines such indemnification is appropriate, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant) by reason of the fact that he or she is or was an employee or agent of the Registrant, or is or was serving at the request of the Registrant as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the full extent authorized or permitted by law, as now or hereafter in effect, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful. To the extent that (i) a director or an officer of the Registrant or (ii) any other employee or agent of the Registrant who the Board of Directors has authorized the Registrant to indemnify, has been successful on the merits or otherwise in defense of any action, suit or proceeding or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith. Notwithstanding the foregoing, except for proceedings to enforce rights to indemnification, the Registrant shall not be obligated to indemnify any person in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized in advance, or unanimously consented to, by the Board of Directors.

      Article XI of the Registrant's By-Laws also provides that any indemnification provided therein (unless ordered by a court) shall be made by the Registrant only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in sections 1 and 2 of Article XI of the Registrant's By-Laws. Such determination shall be made (i) by a majority vote of the directors who are not parties to such action, suit or proceeding even though less than a quorum, or
(ii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iii) by the shareholders.

      Expenses (including attorneys fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Registrant in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Registrant or as otherwise authorized by law. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

      Article XI of the Registrant's By-Laws further provides that the indemnification and advancement of expenses shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

      Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification will be made with respect to any matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

Item 7.     Exemption from Registration Claimed.

      Not applicable.

Item 8.     Exhibits.

      See exhibit Index following signature page.

Item 9.     Undertakings.

      The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement as amended by this Post-Effective Amendment No. 1:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 as amended (the "Securities Act");

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

            Provided, however, that paragraph (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on December 22, 1997.


                                          INTELECT COMMUNICATIONS, INC.



                                          By:    /S/ HERMAN M. FRIETSCH
                                                     Herman M. Frietsch
                                                     Chairman and Chief
                                                     Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


SIGNATURE                     TITLE                               DATE



/s/ HERMAN M. FRIETSCH      Chief Executive Officer and        December 22, 1997
    Herman M. Frietsch      Director (Principal Executive
                            Officer)

/s/ EDWIN J. DUCAYET, JR.   Vice President, Chief Financial    December 22, 1997
    Edwin J. Ducayet, Jr.   Officer Treasurer, and Assistant
                            Secretary (Principal Financial
                            Officer and Principal Accounting
                            Officer)

/s/ PHILIP P. SUDAN, JR.    Director                           December 22, 1997
    Philip P. Sudan, Jr.

/s/ ANTON LIECHTENSTEIN     Director                           December 22, 1997
    Anton Liechtenstein

/s/ ROBERT E. GARRISON II   Director                           December 22, 1997
    Robert E. Garrison II

Item 21.    Exhibits and Financial Statement Schedules

      (a)  Exhibits

  EXHIBIT   DESCRIPTION OF EXHIBIT

      4.1   Amended and Restated Certificate of Incorporation of the Company (1)

      4.2   Amended and Restated By-laws of the Company(1)

      4.3 Plan and Agreement of Merger dated as of October 29, 1997 by and among Intelect (Bermuda), the Company, and Intelect Merger Co.(1)

      4.4   Specimen Stock Certificate of the Company(2)

      5.1   Opinion of Ryan & Sudan, L.L.P.

      23.1  Consent of KPMG Peat Marwick, Chartered Accountants, Hamilton,
            Bermuda

      23.2  Consent of Ryan & Sudan, L.L.P. (included in Exhibit 5.1)

            ------------------------------

            (1) Incorporated herein by reference to Form S-4 of the Company (File No. 333-39063)

            (2) Incorporated herein by reference to Form 8-K of the Company filed December 5, 1997

      (b)  Financial Statement Schedules

            Not applicable.